Schedule A

Limited Liability Companies and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement
between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Japan) Limited

Name of LLC	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Fidelity Inflation-Protected Bond Index Central Fund	Fixed-Income	01/19/2012
Fidelity Central Investment Portfolios II LLC	Fidelity International Credit Central Fund	Fixed-Income	06/13/2017
Fidelity Central Investment Portfolios II LLC	Fidelity Investment Grade Bond Central Fund	Fixed-Income	12/17/2004

Fidelity Management & Research Company LLC	Fidelity Management & Research (Japan) Limited

By:      /s/Christopher J. Rimmer

By:

/s/Kirk Roland Neureiter

Name:

Christopher J. Rimmer

Name:  Kirk Roland Neureiter

Title:

Treasurer

Title:

Director